Exhibit 5.1

Debevoise & Plimpton LLP 66 Hudson Boulevard New York, NY 10001 +1 212 909 6000
August 20, 2026
Corebridge Financial, Inc.
2919 Allen Parkway, Woodson Tower
Houston, Texas 77019

Corebridge Financial, Inc.
Ladies and Gentlemen:
We have acted as special New York counsel to Corebridge Financial, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-275890) (the “Registration Statement”) and the Prospectus Supplement, dated August 17, 2026 (the “Prospectus Supplement”), to the Prospectus, dated December 5, 2023, filed with the U.S. Securities and Exchange Commission (the “Commission”), relating to the offer and sale of $750,000,000 aggregate principal amount of its 5.900% Senior Notes due 2036 (the “Notes”), issued pursuant to the Indenture, dated as of April 5, 2022 (the “Base Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the Ninth Supplemental Indenture, dated as of August 20, 2026 (the “Ninth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) and sold pursuant to the Underwriting Agreement, dated August 17, 2026 (the “Underwriting Agreement”), among the Company, BofA Securities, Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.
In arriving at the opinion expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of the Indenture and the Notes, (b) examined and relied on such corporate or other organizational documents and records of the Company and its subsidiaries and such certificates of public officials, officers and representatives of the Company and its subsidiaries and other persons as we have deemed appropriate for the purposes of such opinion, (c) examined and relied as to factual matters upon, and assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and its subsidiaries and other persons delivered to us and the representations and warranties contained in or made pursuant to the Underwriting Agreement and (d) made such investigations of law as we have deemed appropriate as a basis for such opinion.
In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents that we examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies, (iv) the legal capacity of all natural persons executing documents, (v) the valid existence and good standing of

Corebridge Financial, Inc.	2	August 20, 2026
the Trustee, (vi) the corporate or other power and authority of the Trustee to enter into and perform its obligations under the Indenture, (vii) the due authorization, execution and delivery of the Indenture by the Trustee, and (viii) the enforceability of the Indenture against the Trustee.
Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that the Notes have been validly issued and constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.
Our opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) concepts of good faith, diligence, reasonableness and fair dealing, and standards of materiality and (iv) limitations on the validity or enforceability of indemnification, contribution or exculpation under applicable law (including, without limitation, court decisions) or public policy.
We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware (“DGCL”), each as in effect on the date hereof.
We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K filed on August 20, 2026 incorporated by reference in the Registration Statement, and to the reference to our firm under the heading “Validity of the Notes” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the DGCL.

Very truly yours,

/s/ Debevoise & Plimpton LLP